Exhibit 99.2

Avnet, Inc. Q1 Fiscal Year 2014

$ in millions - except per share data

October 24, 2013

CFO Review of Fiscal 2014 First Quarter Results

	1Q’ FY13	4Q’ FY13	1Q’ FY14	Y/Y Chg		Seq. Chg
Sales	$5,870.1	$6,590.7	$6,345.5	$475.4		$(245.2)
Gross Profit	$684.4	$770.9	$735.2	$50.8		$(35.8)
GP Margin	11.7%	11.7%	11.6%	(7	) bps	(11	) bps
SG&A Expenses	$547.0	$548.3	$544.1	$(2.9)		$(4.2)
SG&A as % of Sales	9.3%	8.3%	8.6%	(75	) bps	25 bps
SG&A as % of GP	79.9%	71.1%	74.0%	(592	) bps	289 bps
GAAP Operating Income	$100.0	$162.8	$179.0	$79.0		$16.2
Adjusted Operating Income (1)	$144.5	$231.2	$199.5	$55.0		$(31.7)
Adjusted Operating Income Margin (1)	2.5%	3.5%	3.1%	68 bps		(37	) bps
GAAP Net Income	$100.3	$126.1	$120.6	$20.3		$(5.5)
Adjusted Net Income (1)	$88.9	$141.8	$126.0	$37.1		$(15.8)
GAAP Diluted EPS	$0.70	$0.91	$0.86	22.9%		(5.5)%
Adjusted EPS (1)	$0.62	$1.02	$0.90	45.2%		(11.8)%
Return on Working Capital (ROWC) (1)	15.3%	23.9%	19.8%	458 bps		(401	) bps
Return on Capital Employed (ROCE) (1)	8.2%	12.5%	10.5%	229 bps		(203	) bps
Working Capital Velocity (1)	6.2	6.8	6.3	0.11		(0.49)

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.

K e y    H i g h l i g h t s

•

Sales for the first quarter of fiscal 2014 increased 8.1% year over year to $6.3 billion; organic revenue (defined later in this document) grew 3.7% year over year and 3.5% excluding the translation impact of changes in foreign currency exchange rates (also referred to as “constant dollars” or “constant currency” and referenced as “CC” in the graphs that follow).

•

Adjusted operating income increased 38.1% year over year primarily due to a combination of higher revenue and cost reduction initiatives implemented in fiscal 2013. All regions at both operating groups contributed towards the year-over-year improvement.

•	Adjusted diluted earnings per share of $0.90 increased 45.2% year over year due to the significant improvement in operating income at both operating groups, most notably in the Americas region.

•	Enterprise ROWC improved 458 basis points and ROCE increased 229 basis points year over year, primarily due to the increase in operating income at both operating groups.

•

Cash used for operations was $126.2 million in the September 2013 quarter as working capital increased approximately 8% sequentially primarily due to an increase in inventory and a reduction in accounts payable. Cash flow from operations for the trailing twelve months was $489.0 million and net days remained consistent with the year ago quarter.

•	During the quarter, the Company initiated and paid a quarterly cash dividend of $0.15 per share or $20.6 million in total.

Avnet, Inc. Q1 Fiscal Year 2014
$ in millions - except per share data October 24, 2013

R e v e n u e

						Year-over-Year Growth Rates
	1Q’ FY13	2Q’ FY13	3Q’ FY13	4Q’ FY13	1Q’ FY14	Reported	Organic (2)
Avnet, Inc.	$5,870.1	$6,699.5	$6,298.7	$6,590.7	$6,345.5	8.10%	3.68%
Excluding FX (1)						7.91%	3.50%
Electronics Marketing (EM) Total	$3,653.2	$3,673.5	$3,797.2	$3,970.6	$3,938.1	7.80%	8.46%
Excluding FX (1)						7.32%	7.98%
Americas	$1,287.8	$1,264.9	$1,320.1	$1,391.0	$1,199.7	(6.84)%	1.22%
EMEA	$958.5	$914.3	$1,100.1	$1,123.2	$1,097.9	14.54%	13.37%
Excluding FX (1)						8.81%	7.70%
Asia	$1,406.9	$1,494.3	$1,377.0	$1,456.4	$1,640.5	16.61%	11.05%
Technology Solutions (TS) Total	$2,216.9	$3,026.0	$2,501.5	$2,620.1	$2,407.4	8.59%	(3.29)%
Excluding FX (1)						8.88%	(3.03)%
Americas	$1,164.6	$1,598.3	$1,300.1	$1,389.8	$1,288.9	10.67%	(0.78)%
EMEA	$635.5	$963.8	$783.0	$799.6	$694.3	9.25%	(10.48)%
Excluding FX (1)						6.09%	(13.06)%
Asia	$416.8	$463.9	$418.4	$430.7	$424.2	1.76%	2.28%

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.
(2)	Organic revenues as defined in this document.

•	Avnet, Inc. quarterly reported revenue of $6.3 billion increased 8.1% year over year (7.9% in constant dollars) as both operating groups contributed towards this growth.

•	Year-over-year organic sales increased 3.7% (3.5% in constant dollars), as growth in Electronics Marketing (EM) was partially offset by declines in Technology Solutions (TS).

•	On a sequential basis, organic sales declined 3.8% in constant dollars, which is within the normal seasonal range of -4% to 0%.

Avnet, Inc. Q1 Fiscal Year 2014
$ in millions - except per share data October 24, 2013

•

EM’s quarterly reported revenue of $3.9 billion exceeded the mid-point of expectations, driven by better than anticipated growth in Asia. Reported revenue increased 7.8% year over year (7.3% in constant dollars) and organic revenue grew 8.5% (8.0% in constant dollars) led by double digit growth in Asia.

•

EM’s organic revenue increase of 1.2% sequentially in constant dollars was at the high end of normal seasonality of -3% to +1%. This represents the second straight quarter of positive organic year-over-year growth.

•	Americas’ organic revenue increased 1.2% year over year and decreased 7.1% sequentially.

•	EMEA’s organic revenue increased 7.7% year over year in constant dollars and declined 4.1% sequentially.

•

Asia’s organic revenue increased 11.1% year over year and improved 12.6% sequentially. The multi quarter year over year trend of higher growth in Asia has resulted in a geographic mix shift as Asia now represents 41.7% of EM sales as compared with 38.5% in the first quarter of fiscal 2013.

•	TS’ reported revenue increased 8.6% year over year (8.9% in constant dollars) to $2.4 billion, with all three regions contributing towards the positive year-over-year growth.

•	TS’ organic revenue declined 11.1% sequentially in constant dollars, which is below the normal seasonal range of -5% to -10%.

•	Americas’ organic revenue declined 0.8% year over year and 13.6% sequentially.

•	EMEA’s organic revenue declined 13.1% year over year in constant dollars and decreased 14.1% sequentially.

•	Asia’s organic revenue increased 2.3% year over year and declined 1.5% sequentially.

•	At a product level, year-over-year growth in services, storage and software was partially offset by a decline in servers.

Avnet, Inc. Q1 Fiscal Year 2014
$ in millions - except per share data October 24, 2013

G r o s s    P r o f i t

	1Q’ FY13	2Q’ FY13	3Q’ FY13	4Q’ FY13	1Q’ FY14	Y/Y Change
Gross Profit	$684.4	$768.5	$756.0	$770.9	$735.2	$50.8
Gross Profit Margin	11.7%	11.5%	12.0%	11.7%	11.6%	(7	) bps

•	Gross profit was $735.2 million, up 7.4% year over year and down 4.6% sequentially.

•	Gross profit margin of 11.6% was down 7 basis points from a year ago quarter and down 11 basis points sequentially as improvements at TS were offset by declines at EM.

•

EM gross profit margin decreased 38 basis points sequentially primarily due to the geographic mix shift to Asia as the lower gross profit margin Asian region grew from 36.7% to 41.7% of revenue. EM gross profit margin decreased 51 basis points year over year primarily due to a decline in the EMEA region driven by competitive pressures and the previously mentioned geographic mix shift to Asia partially offset by an increase in the Americas region.

•

TS gross profit margin increased 65 basis points year over year and 16 basis points sequentially. The year-over-year improvement is driven by portfolio discipline focused on revenue selection and an increase in higher margin services offerings.

Avnet, Inc. Q1 Fiscal Year 2014
$ in millions - except per share data October 24, 2013

O p e r a t i n g    E x p e n s e s

	1Q’ FY13	2Q’ FY13	3Q’ FY13	4Q’ FY13	1Q’ FY14	Y/Y Change
Selling, General and Administrative Expenses	$547.0	$548.0	$561.1	$548.3	$544.1	$(2.9)
SG&A Expenses as a % of Gross Profit	79.9%	71.3%	74.2%	71.1%	74.0%	(592	)bps

•	Even with an increase of approximately $475.4 million in revenue, selling, general and administrative expenses (“SG&A expenses”) decreased approximately 1% year-over-year to $544.1 million.

•

The year-over-year decline consisted primarily of (i) a net decrease of approximately $35 million primarily related to recent cost reduction initiatives and actions, (ii) an increase of approximately $31 million related to operating expenses from acquired businesses, and (iii) an increase of approximately $1 million related to the translation impact of changes in foreign currency exchange rates between the periods.

•	SG&A expenses, excluding amortization of acquired intangibles, as a percentage of gross profit decreased 602 basis points to 72.9% from the year ago quarter.

•

EM SG&A expenses, excluding amortization of acquired intangibles, as a percent of gross profit decreased 427 basis points from the year ago quarter primarily due to an increase in gross profit dollars and reduced operating expenses.

•

TS SG&A expenses, excluding amortization of acquired intangibles, as a percent of gross profit decreased 740 basis points from the year ago quarter primarily due to an increase in gross profit dollars driven by increased sales and gross profit margin between the periods and from cost reduction initiatives implemented in fiscal 2013, partially offset by an increase in operating expenses primarily due to the impact of recent acquisitions as all of the expected cost synergies have not yet been obtained.

Avnet, Inc. Q1 Fiscal Year 2014
$ in millions - except per share data October 24, 2013

O p e r a t i n g    I n c o m e

	1Q’ FY13	2Q’ FY13	3Q’ FY13	4Q’ FY13	1Q’ FY14	Y/Y Chg
Avnet, Inc. GAAP Operating Income	$100.0	$195.6	$167.6	$162.8	$179.0	$79.0
Adjusted Operating Income (1)	$144.5	$228.5	$203.7	$231.2	$199.5	$55.0
Adjusted Operating Margin (1)	2.46%	3.41%	3.23%	3.51%	3.14%	68 bps
Electronics Marketing (EM) Total
Operating Income	$149.1	$143.0	$165.0	$178.5	$175.8	$26.7
Operating Income Margin	4.08%	3.89%	4.35%	4.49%	4.46%	38 bps
Technology Solutions (TS) Total
Operating Income	$38.7	$113.1	$68.6	$78.7	$62.6	$23.9
Operating Income Margin	1.74%	3.74%	2.74%	3.01%	2.60%	86 bps

(1)	A reconciliation of GAAP to non-GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.

•

Adjusted enterprise operating income of $199.5 million increased 38.1% year over year primarily due to the increase in revenue and strong operating leverage driven by the portfolio actions and expense efficiencies initiated in fiscal 2013. When compared to the year ago quarter, operating income grew approximately five times faster than revenue with both operating groups contributing to this increase.

•	Adjusted operating income margin of 3.1% at the enterprise level increased 68 basis points year over year with both operating groups contributing towards this improvement.

•

EM operating income margin improved 38 basis points from the year ago quarter to 4.5% primarily due to the cost reduction initiatives implemented in fiscal 2013, partially offset by the previously mentioned mix shift to Asia. Operating income margin was relatively flat sequentially, as an improvement in the EMEA and Asia regions was offset by a decline in the Americas region.

•

TS operating income margin improved 86 basis points from the prior year quarter primarily due to positive expense leverage in the Americas region related to cost reductions in fiscal 2013 and an improvement in the Asia region. Operating income margin declined 41 basis points sequentially primarily due to the seasonal decline in sales in the western regions.

Avnet, Inc. Q1 Fiscal Year 2014
$ in millions - except per share data October 24, 2013

I n t e r e s t    E x p e n s e ,    O t h e r    I n c o m e    a n d    I n c o m e    T a x e s

	1Q’ FY13	2Q’ FY13	3Q’ FY13	4Q’ FY13	1Q’ FY14	Y/Y Change
Interest Expense	$(23.9)	$(27.8)	$(27.3)	$(28.6)	$(27.0)	$(3.1)
Other Income (Expense)	$1.5	$1.1	$4.1	$(6.7)	$0.8	$(0.7)
GAAP Income Taxes	$8.6	$31.4	$58.2	$1.0	$51.3	$42.8
Adjusted Income Taxes (1)	$33.2	$56.2	$49.0	$54.0	$47.3	$14.1
GAAP Effective Tax Rate	7.86%	18.60%	40.30%	0.82%	29.85%	2199 bps
Adjusted Effective Tax Rate (1)	27.17%	27.84%	27.15%	27.59%	27.30%	13 bps

(1)	A reconciliation of GAAP to non-GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.

•

Interest expense for the September 2013 quarter was $27.0 million, up $3.1 million over the year ago period. This increase was primarily due to the issuance of $350.0 million of 4.875% Notes in November 2012.

•

The GAAP effective tax rate on income before income taxes was 29.9% in the first quarter of fiscal 2014 as compared with 7.9% in the first quarter of fiscal 2013. During the first quarter of fiscal 2014, the Company’s effective tax rate was unfavorably impacted primarily by tax rate changes in certain jurisdictions and increases to valuation allowance and reserves, partially offset by losses related to an investment in a foreign subsidiary. During the first quarter of fiscal 2013, the Company’s effective tax rate was favorably impacted primarily by the settlement of an audit by the Internal Revenue Service and a non-taxable gain on a bargain purchase, partially offset by increases to valuation allowances and reserves. Due to the reduced level of income in the first quarter of fiscal 2013, the net favorable impact of these items on the effective tax rate was significant. The first quarter effective tax rate was also impacted, to a lesser extent, by the mix of income earned in the lower tax rate jurisdictions.

Avnet, Inc. Q1 Fiscal Year 2014
$ in millions - except per share data October 24, 2013

N e t    I n c o m e    a n d    E P S

	1Q’ FY13	2Q’ FY13	3Q’ FY13	4Q’ FY13	1Q’ FY14	Y/Y Change
GAAP Net Income	$100.3	$137.5	$86.2	$126.1	$120.6	$20.3
Adjusted Net Income (1)	$88.9	$145.6	$131.5	$141.8	$126.0	$37.1
GAAP diluted EPS	$0.70	$0.99	$0.62	$0.91	$0.86	22.9%
Adjusted EPS (1)	$0.62	$1.05	$0.95	$1.02	$0.90	45.2%

(1)	A reconciliation of GAAP to non-GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.

•

GAAP net income increased by 20.3% year over year to $120.6 million or $0.86 per share on a diluted basis, and declined 4.3% sequentially primarily due to the factors noted above, the impact of a gain on legal settlement in the first quarter of fiscal 2014 and for differences in restructuring integration and other charges and intangibles amortization expense between the year over year and sequential periods.

•	Adjusted net income for the first quarter of fiscal 2014 was $126.0 million, or $0.90 per shares on a diluted basis.

•	On an adjusted basis, net income and diluted earnings per share from a year ago quarter increased 41.7% and 45.2%, respectively, primarily due to the higher profitability in both operating groups.

•

Adjusted diluted earnings per share of $0.90 declined $0.12 or 11.8% sequentially primarily due to the seasonal decline in the western regions partially offset by improvements in Asia for both operating groups.

Avnet, Inc. Q1 Fiscal Year 2014
$ in millions - except per share data October 24, 2013

W o r k i n g    C a p i t a l

	1Q’ FY13	2Q’ FY13	3Q’ FY13	4Q’ FY13	1Q’ FY14	Y/Y Change
Accounts Receivable	$4,477.9	$5,161.5	$4,778.1	$4,869.0	$4,820.1	$342.1
Inventory	$2,360.5	$2,223.8	$2,284.7	$2,264.3	$2,510.8	$150.3
Accounts Payable	$(2,920.6)	$(3,565.4)	$(3,175.5)	$(3,278.1)	$(3,184.1)	$(263.4)

Working Capital	$3,917.8	$3,819.9	$3,887.3	$3,855.2	$4,146.8	$229.0

Working Capital Velocity(1)	6.20	6.72	6.46	6.80	6.31	0.11

(1)	A reconciliation of GAAP to non-GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.

•

Working capital (accounts receivable plus inventory less accounts payable) increased $229.0 million, or 5.8%, year over year and 4.9% when adjusted for acquisitions and the translation impact of changes in foreign currency exchange rates.

•

On a sequential basis, working capital increased $291.6 million or 7.6%, driven by a $246.4 million increase in inventory and a $94.1 million decrease in accounts payable, partially offset by a $48.9 million decrease in accounts receivable.

•

Working capital velocity improved by 0.11 turns when compared with the year ago quarter primarily due to the growth in revenue and efficient working capital management. Working capital velocity declined 0.49 turns sequentially primarily due to the seasonal decline in revenue in the western regions.

•	EM improved working capital velocity year over year primarily due to a decrease in days of inventory of 4.4 days.

•

Inventory increased $150.3 million, or 6.4% year over year and 4.1% when adjusted for acquisitions and the translation impact of changes in foreign currency exchange rates while days of inventory declined 3 days from the year ago quarter.

•

Inventory increased $219.5 million or 9.7% sequentially after adjusting for acquisitions and the translation impact of changes in foreign currency exchange rates. Approximately 80% of the increase was in EM as all three regions added inventory after a stronger than expected close in the June quarter as well as an inventory build in Asia related to expected high volume supply chain engagements that will be fulfilled in the second fiscal quarter.

Avnet, Inc. Q1 Fiscal Year 2014
$ in millions - except per share data October 24, 2013

R e t u r n s

	1Q’ FY13	2Q’ FY13	3Q’ FY13	4Q’ FY13	1Q’ FY14	Y/Y Change
Return on Working Capital (ROWC) (1)	15.26%	22.92%	20.88%	23.85%	19.84%	458	bps
Return on Capital Employed (ROCE) (1)	8.20%	12.26%	10.99%	12.52%	10.49%	229	bps

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.

•	ROWC for the first quarter of fiscal 2014 was 19.84%, an increase of 458 basis points year over year and a decrease of 401 basis points sequentially.

•	The year-over-year increase was primarily due to the increase in the operating income noted above while the sequential decline was primarily due to seasonal decline in the western regions.

•	ROCE of 10.49% was up 229 basis points from the year ago quarter while the sequential decline was 203 basis points.

Avnet, Inc. Q1 Fiscal Year 2014
$ in millions - except per share data October 24, 2013

C a s h    F l o w

	1Q’ FY13	2Q’ FY13	3Q’ FY13	4Q’ FY13	1Q’ FY14	Y/Y Change
Net Income	$100.3	$137.5	$86.2	$126.1	$120.6	$20.3
Non-Cash Items	$27.9	$57.6	$75.0	$38.1	$81.4	$53.5
Working Capital and other	$(47.2)	$131.3	$(139.2)	$102.6	$(328.2)	$(281.0)

Cash Flow from Operations	$81.0	$326.4	$22.0	$266.8	$(126.2)	$(207.2)

TTM CF from Operations	$813.8	$690.3	$688.7	$696.2	$489.0	$(324.8)

•

During the first quarter of fiscal 2014, cash flow used for operations was $126.2 million and over the trailing twelve months cash flow from operations was $489 million driven primarily by the increase in working capital and other as noted above.

•

The Company did not purchase any shares under the $750 million share repurchase program during the quarter. As of the end of the quarter, the Company had approximately $225 million remaining in the program.

•	During the quarter, the Company paid a dividend of $0.15 per share or $20.6 million in total.

•

Cash and cash equivalents at the end of the quarter were $865.6 million, of which $789.8 million was held outside the United States; net debt (total debt less cash and cash equivalents) was approximately $1.2 billion.

Avnet, Inc. Q1 Fiscal Year 2014
$ in millions - except per share data October 24, 2013

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “estimate,” “forecast,” “expect,” “believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as sales adjusted for the impact of acquisitions and other items (organic revenue). Management believes organic revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.

Management believes that operating income adjusted for (i) restructuring, integration and other charges, and (ii) amortization of acquired intangible assets, is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results or non-cash in nature. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management believes net income and EPS adjusted for (i) the impact of the items described above, (ii) certain items impacting income tax expense and (iii) the gain on legal settlement, bargain purchase and other is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•	ROWC is defined as annualized adjusted operating income (as defined above) divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

•

ROCE is defined as annualized; tax effected adjusted operating income (as defined above) divided by the monthly average balances of interest-bearing debt and equity (including the impact of adjustments to operating income discussed above) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivable and inventory less accounts payable.

Any analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, results presented in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the GAAP financial measures is included in the Company’s press release dated October 24, 2013.